Press Release

Exhibit 99.1

GOLDFIELD ANNOUNCES FIRST QUARTER RESULTS

MELBOURNE, Florida, May 13, 2008 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced results for the three months ended March 31, 2008.

Revenues for the three months ended March 31, 2008 were $7.3 million and the Company had an operating loss of $625,000, compared to revenues of $9.8 million and operating loss of $472,000 in the first quarter of 2007.

The real estate development segment was the principal factor in the decline in first quarter results. In this quarter, the Company had no projects under construction, and, because of the current adverse real estate environment, very limited condominium sales. Revenues declined in this segment, from $2.5 million in the first quarter of 2007 to $0.5 million in the current quarter, and operating income declined from $558,000 to a loss of $150,000.

In the 2008 quarter, the electrical construction segment experienced a small revenue decline from $7.4 million to $6.8 million, but improved operating income of $257,000, compared to an operating loss of $191,000 in the like 2007 period.

The net loss for the first quarter of 2008 was $470,000 ($0.02 per share), compared to a net loss of $347,000 ($0.01 per share) in the like 2007 period.

Commenting on first quarter results, John H. Sottile, President of Goldfield stated that “despite the current real estate depression in Florida, the Company’s real estate exposure is very manageable, with no projects under construction and its current project, Pineapple House, completed and well-received. Roughly half of the units in Pineapple House have been sold, and many are occupied.” With respect to electrical construction, Mr. Sottile stated that “the general slowdown in demand for electrical construction services in Florida has restrained growth, but the Company has benefited from higher productivity on several current construction jobs.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

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This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; adverse weather; our ability to estimate accurately with respect to fixed price construction contracts; heightened competition in the electrical construction field, including intensification of price competition, and the availability of skilled construction labor. Factors that may affect the results of our real estate development operations include, among others: interest rates; ability to obtain necessary permits from regulatory agencies; adverse legislation or regulations; ability to acquire land; our ability to maintain or increase historical revenues and profit margins; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; availability of labor and materials and material increases in labor and material costs; ability to obtain additional construction financing; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and the availability of insurance; the level of consumer confidence; the negative impact of claims for contract rescission or cancellation by unit purchasers due to various factors including the increase in the cost of condominium insurance; adverse weather; natural disasters; changes in generally accepted accounting principles; the continued weakness in the Florida condominium market and general economic conditions, both nationally and in our region. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:  investorrelations@goldfieldcorp.com

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenue
Electrical construction	$6,832,183	$7,354,043
Real estate development	492,341	2,454,432
Total revenue	7,324,524	9,808,475

Costs and expenses
Electrical construction	5,634,741	6,801,704
Real estate development	476,983	1,693,925
Selling, general and administrative	978,999	1,050,971
Depreciation	855,573	742,347
Loss (gain) on sale of assets	3,617	(8,857)
Total costs and expenses	7,949,913	10,280,090
Total operating loss	(625,389)	(471,615)

Other income (expense), net
Interest income	30,485	61,332
Interest expense, net	(125,044)	(79,645)
Other	6,957	9,149
Minority interest	(3,196)	-
Total other expenses, net	(90,798)	(9,164)

Loss from continuing operations before income taxes	(716,187)	(480,779)

Income tax benefit	(245,743)	(133,768)
Net loss	$(470,444)	$(347,011)

Loss per share of common stock - basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares outstanding – basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
ASSETS	2008	2007
Current assets
Cash and cash equivalents	$4,276,901	$3,984,613
Accounts receivable and accrued billings	5,014,197	5,881,430
Remediation insurance receivable	176,827	176,827
Current portion of notes receivable	52,237	49,108
Construction inventory	-	2,218
Real estate inventory	7,363,195	7,788,739
Costs and estimated earnings in excess of billings on uncompleted contracts	1,665,111	1,658,712
Prepaid expenses and other current assets	2,325,821	1,933,869
Total current assets	20,874,289	21,475,516

Property, buildings and equipment, at cost, net	9,700,300	9,803,794
Notes receivable, less current portion	340,550	352,305
Deferred charges and other assets	1,451,250	1,235,391
Total assets	$32,366,389	$32,867,006

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,746,364	$1,984,352
Billings in excess of costs and estimated earnings on uncompleted contracts	4,072	-
Current portion of notes payable	4,898,989	5,202,466
Current portion of capital leases	309,910	315,619
Current liabilities of discontinued operations	183,258	198,850
Total current liabilities	8,142,593	7,701,287

Deferred income taxes	258,500	346,200
Other accrued liabilities	28,132	26,894
Notes payable, less current portion	1,874,322	2,184,932
Capital leases, less current portion	501,754	579,357
Total liabilities	10,805,301	10,838,670
Commitments and contingencies
Minority interest	6,557	3,361
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	1,599,658	2,070,102
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	21,554,531	22,024,975
Total liabilities and stockholders' equity	$32,366,389	$32,867,006